EX-99.h.1.a

December 15, 2015

Alan Goodson

Aberdeen Asset Management Inc.

1735 Market St.

32nd Floor

Philadelphia PA, 19103

VIA HAND DELIVERY

Dear Mr. Goodson,

Reference is made to the Administration Agreement made between Aberdeen Funds and Aberdeen Asset Management Inc. (the “Administrator”) dated as of February 7, 2008, as amended and supplemented (the “Agreement”).  Pursuant to the Agreement, this letter is to provide notice of the creation of Aberdeen U.S. Mid Cap Equity Fund, a new Fund of Aberdeen Funds.  We request that you act as Administrator with respect to the Aberdeen U.S. Mid Cap Equity Fund.

In addition, this letter is to provide notice that Board of Trustees of Aberdeen Funds took the following additional actions:

•                                approved changing the name of the Aberdeen Small Cap Fund to “Aberdeen U.S. Small Cap Equity Fund”, to be effective on or about February 29, 2016; and

•                                approved changing the name of the Aberdeen Global Small Cap Fund to “Aberdeen International Small Cap Fund”, to be effective on or about February 29, 2016.

Additionally, a correction has been made to the former Aberdeen U.S. Equity Fund to correctly reflect that the new name of the Fund is Aberdeen U.S. Multi-Cap Equity Fund. The foregoing are reflected in the attached amended and restated Exhibit B to the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter and the attached Exhibit B, returning one to Aberdeen Asset Management Inc. and retaining one for your records.

Sincerely,

ABERDEEN FUNDS

By:
Name:	Lucia Sitar
Title:	Vice President

Acknowledged by:

ABERDEEN ASSET MANAGEMENT INC.

By:
Name:	Alan Goodson
Title:	Vice President

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010

As amended December 15, 2015*

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Fund Asset Level	Percentage of Fund Net Assets
All Assets	0.08%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.  If the asset-based fees do not meet the annual minimum, the amount needed to meet the minimum will be paid by the Funds on a pro rata basis, according to each Fund’s average net assets.

Funds of the Trust

Aberdeen Global Equity Fund

Aberdeen China Opportunities Fund

Aberdeen Emerging Markets Fund

Aberdeen International Equity Fund

Aberdeen Equity Long-Short Fund

Aberdeen Global Natural Resources Fund

Aberdeen Dynamic Allocation Fund

Aberdeen Diversified Income Fund

Aberdeen Diversified Alternatives Fund

Aberdeen U.S. Small Cap Equity Fund
(formerly, Aberdeen Small Cap Fund)

Aberdeen International Small Cap Fund
(formerly, Aberdeen Global Small Cap Fund)

Aberdeen Asia Pacific (ex-Japan) Equity Fund

Aberdeen Global Fixed Income Fund

Aberdeen Asia Bond Fund

Aberdeen Tax-Free Income Fund

Aberdeen Emerging Markets Debt Local Currency Fund

Aberdeen Ultra-Short Duration Bond Fund

Aberdeen Asia-Pacific Smaller Companies Fund

Aberdeen U.S. Multi-Cap Equity Fund
(formerly, Aberdeen U.S. Equity Fund Fund)

Aberdeen Emerging Markets Debt Fund

Aberdeen European Equity Fund

Aberdeen Latin American Equity Fund

Aberdeen Japanese Equities Fund

Aberdeen U.S. Mid Cap Equity Fund*

* Effective upon the effectiveness of the fund’s registration statement.

ABERDEEN FUNDS

By:
Name:	Lucia Sitar
Title:	Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:
Name:	Alan Goodson
Title:	Vice President